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                                                                    EXHIBIT 99.3
                                 OFFER TO EXCHANGE
                       OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          DATRON SYSTEMS INCORPORATED

                                      FOR

                             SHARES OF COMMON STOCK

                                       OF

                             THE TITAN CORPORATION,
         PURSUANT TO THE EXCHANGE OFFER AND BASED ON THE EXCHANGE RATIO
                DESCRIBED IN THE PROSPECTUS, DATED JULY 9, 2001

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 3, 2001, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    This letter relates to the offer by Gem Acquisition Corp. ("PURCHASER"), a wholly owned subsidiary of The Titan Corporation ("TITAN"), to exchange shares of Titan common stock, par value $0.01 per share, for shares of common stock of Datron Systems Incorporated ("DATRON"), par value $0.01 per share ("DATRON COMMON STOCK"), upon the terms and subject to the conditions described in the prospectus dated July 9, 2001 (as may from time to time be amended, supplemented or finalized, the "PROSPECTUS"), and in the related Letter of Transmittal enclosed herewith (the "OFFER"). The Offer is being made in connection with a merger agreement, dated as of June 24, 2001, among Titan, Purchaser and Datron. The merger agreement provides, among other things, that following completion of the Offer, Purchaser will be merged with Datron, with Datron surviving the merger as a wholly owned subsidiary of Titan. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Datron Common Stock registered in your name or in the name of your nominee.

    The Offer is subject to several conditions described in the Prospectus, which you should review in detail.

    For your information and for forwarding to your clients for whom you hold shares of Datron Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  The Prospectus;

        2. The Letter of Transmittal for your use in accepting the Offer and tendering shares of Datron Common Stock and for the information of your clients. Facsimile copies of the Letter of Transmittal with manual signatures may be used to tender shares of Datron Common Stock;

        3. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing shares of Datron Common Stock are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer and Trust Company (the "EXCHANGE AGENT") on or prior to the expiration date (as defined in the Prospectus) or if the procedures for book-entry transfer cannot be completed by the expiration date;

        4. A printed form of letter which may be sent to your clients for whose accounts you hold shares of Datron Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5. Guidelines for certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% (30.5% after August 7, 2001) of the cash payable to such stockholder or other payee for fractional shares pursuant to the Offer;

        6.  A copy of Datron's Solicitation/Recommendation Statement on
    Schedule 14D-9, dated July 9, 2001; and
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        7.  A return envelope addressed to the Exchange Agent for your use only.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for exchange shares of Datron Common Stock which are validly tendered prior to the expiration date and not theretofore properly withdrawn when and if Purchaser gives oral or written notice to the Exchange Agent of Purchaser's acceptance of such shares of Datron Common Stock for exchange pursuant to the Offer. Issuance of shares of Titan common stock and payment of cash payable in lieu of fractional shares, if any, will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates for such shares of Datron Common Stock, or timely confirmation of a book-entry transfer of such shares of Datron Common Stock into the Exchange Agent's account at the Depository Trust Company, pursuant to the procedures described in the section of the Prospectus entitled "The Transaction--Procedure for Tendering,"
(ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer and
(iii) all other documents required by the Letter of Transmittal.

    Neither Titan nor Purchaser nor any officer, director, stockholder, agent or other representative of Titan or Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Exchange Agent as described in the Prospectus) with respect to soliciting tenders of shares of Datron Common Stock pursuant to the Offer.

    Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 3, 2001, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares of Datron Common Stock, and any other required documents, should be sent to the Exchange Agent, and certificates representing the tendered shares of Datron Common Stock should be delivered or such shares of Datron Common Stock should be tendered by book-entry transfer, all in accordance with the Instructions described in the Letter of Transmittal and in the Prospectus.

    If holders of shares of Datron Common Stock wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the section of the Prospectus entitled "The Transaction--Guaranteed Delivery."

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us, at the address and telephone number set forth on the back cover of the Prospectus.

                                          Very truly yours,

                                          D.F. King & Co., Inc.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU TO BE THE AGENT OF TITAN, PURCHASER, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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